Exhibit 4.1

EXECUTION VERSION

WARRANT

THE SECURITIES EVIDENCED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS. THE TRANSFER OF THE SECURITIES EVIDENCED BY THIS INSTRUMENT IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH HEREIN AND IN A COMMON STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER. THE COMPANY AND ITS TRANSFER AGENT WILL NOT BE OBLIGATED TO RECOGNIZE OR GIVE EFFECT TO ANY TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS.

WARRANT

TO PURCHASE

SHARES OF COMMON STOCK

OF

VTV THERAPEUTICS INC.

No. W-1	July 22, 2022

FOR VALUE RECEIVED, the undersigned, vTv Therapeutics Inc., a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that

CINRX PHARMA, LLC

or its permitted assign is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and purchase from the Company at the Warrant Exercise Price per share, the Warrant Share Number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock. This Warrant is issued pursuant to that certain Common Stock and Warrant Purchase Agreement, dated as of July 22, 2022, by and among the Company, CinPax, LLC, an Ohio limited liability company and CinRx Pharma, LLC, an Ohio limited liability company (the “Purchase Agreement”). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 6 hereof.

1. Exercise Term. The right to subscribe for and purchase Warrant Shares represented hereby, subject to the conditions set forth herein, shall commence on the earlier of an Exit Event or FDA Approval and expire ninety (90) days after such Exit Event or FDA Approval, as applicable (such period being the “Exercise Term”); provided that if CinPax, LLC has not paid or caused to be paid all of the unpaid principal amount of the Closing Note (as defined herein), together with all accrued and unpaid interest thereon (if any) pursuant to the terms of the Closing Note, the Holder will forfeit the right to subscribe for and purchase a percentage of the Warrant Shares represented hereby equal to the quotient (expressed as a percentage) of (i) the portion, expressed as a dollar amount, of the principal amount of the Closing Note that was not paid when due pursuant to the terms of the Closing Note divided by (ii) ten million dollars ($10,000,000) (the “Forfeiture”). In the event that the Company does not receive FDA Approval prior to the fifth (5th) anniversary of the date hereof, this Warrant shall be null and void in all respects. For the avoidance of doubt, the Forfeiture is not intended to serve as liquidated damages for an Event of Default (as such term is defined in the Closing Note) under the Closing Note and shall not in any way limit the Company’s claim for damages resulting from an Event of Default under the Closing Note or the Company’s ability to pursue any remedy under the Closing Note or exercise any other rights pursuant to applicable law.

2. Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a) Time and Manner of Exercise. The purchase rights represented by this Warrant may be exercised, upon the terms and subject to the conditions hereinafter set forth, in whole or in part at any time and from time to time during the Exercise Term by (i) the delivery of the Exercise Form in the form annexed hereto (the “Exercise Form”) duly completed and executed on behalf of the Holder and (ii) payment of the Warrant Exercise Price for the Warrant Shares thereby purchased by, at the election of the Holder, either (A) tendering in cash, either by certified or cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company, at the election of the Holder, or (B) by means of cashless exercise (as specified in Sections 2(b) below), or (C) some combination of the foregoing; provided, that, notwithstanding anything to the contrary set forth herein, any exercise of this Warrant shall be subject to and conditioned upon the making and receipt of all filings, notifications, expirations of waiting periods, waivers and approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any foreign or other antitrust or competition laws, requirements or regulations (together with the HSR Act, the “Competition Laws”) necessary in connection with the issuance of the applicable Warrant Shares upon exercise of this Warrant in accordance with the terms and conditions set forth herein.

(b) Net Issue Exercise. The Holder may, in its sole discretion and in lieu of payment of the Warrant Exercise Price, elect to exercise all or any part of this Warrant on one or more occasions, at any time prior to the expiration of the Exercise Term, to receive Warrant Shares issuable in accordance with this Warrant (or the portion thereof being exercised) in a “cashless” or “net-issue” exercise by surrender of this Warrant at the principal office of the Company together with the Exercise Form selecting a cashless exercise, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula:

Y(A-B)

X = ———————

A

Where:	X = the number of the Warrant Shares to be issued to the Holder.
Y = the number of the Warrant Shares with respect to which this Warrant is exercised.
A = the fair market value of one share of Common Stock on the date of determination.
B = the Warrant Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 2(b), the fair market value of one share of Common Stock on the date of determination shall mean:

(i) if the Common Stock is publicly traded, the per share fair market value of the Common Stock shall be the closing price of the Common Stock as quoted on The Nasdaq Capital Market, or the principal exchange or market on which the Common Stock is listed, on the last trading day ending prior to the date of determination (or if no closing per-share sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices); and

(ii) if the Common Stock is not so publicly traded, the per share fair market value of the Common Stock shall be such fair market value (x) as determined in good faith by the Board of Directors of the Company (or a duly authorized committee thereof) and set forth in certified resolutions, which shall include a reasonably detailed description of the methodology and calculation used to determine such fair market value and shall be delivered to the Holder within five (5) Business Days after the Holder delivers this Warrant and the Exercise Form (the “Board Determination”) and (y) if the Holder delivers a written notice of objection to the Board Determination (a “Valuation Objection”) within three (3) Business Days after receipt of the Board Determination (the “Objection Deadline”), unless otherwise agreed by the Holder and the Board of Directors of the Company, as determined by a nationally recognized investment banking firm selected by the Company in good faith in consultation with the Holder and set forth in a valuation opinion delivered to the Holder within five (5) Business Days after the Holder delivers such notice of objection (the “Banker Valuation Opinion”).

The date of determination for purposes of this Section 2(b) shall be the date the Exercise Form is validly delivered by the Holder to the Company.

(c) [Reserved]

(d) Issuance of Warrant Shares and New Warrant.

In the event of any exercise of the rights represented by this Warrant in accordance with and subject to the terms and conditions hereof, the Warrant Shares so purchased shall be delivered by the Company within three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant (including payment of the Warrant Exercise Price). Such delivery shall be made in each case via (A) book-entry transfer crediting the account of the Holder through the Company’s transfer agent and registrar for the Common Stock (which as at the issuance of this Warrant is American Stock Transfer & Trust Company, LLC) or (B) if

requested by the Holder, in the form of certificates in the name of the Holder. Unless this Warrant has expired, a new Warrant representing the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder at the same time as delivery of the applicable Warrant Shares. Partial exercises of this Warrant shall have the effect of lowering the Warrant Share Number by the number of Warrant Shares with respect to which this Warrant has been exercised, and the Warrant Share Number shall be reduced accordingly. The Holder and the Company shall maintain records showing the number of Warrant Shares with respect to which this Warrant has been exercised and the date of each such exercise. Each Person in whose name any shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant and Exercise Form (including payment of the Warrant Exercise Price) was delivered to the Company (or, if such date is not a Business Day, on the open of business on the first Business Day thereafter).

Notwithstanding anything in this Warrant to the contrary, the Holder hereby acknowledges and agrees that its exercise of this Warrant for Warrant Shares is subject to the condition that the Holder will have first received, to the extent applicable and required to permit the Holder to exercise this Warrant for shares of Common Stock and to own such Common Stock, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under Laws, including Competition Laws.

(e) Compliance with Securities Laws.

(i) The Holder, by acceptance hereof, acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof have not been registered under the Securities Act or under any U.S. state security Laws and are being acquired pursuant to an exemption from registration under the Securities Act solely for the Holder’s own account, and not as a nominee for any other party, and for investment with no present intention to distribute the Warrants (or any Warrant Shares issuable upon exercise) to any person in violation of the Securities Act or any applicable U.S. state securities Laws, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any applicable state securities Laws.

(ii) Except as provided in paragraph (iii) below, this Warrant and all Warrant Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the following form (which, in the case of Warrant Shares, shall be in the form of an appropriate book entry notation):

THE SECURITIES EVIDENCED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS. THE TRANSFER OF THE SECURITIES EVIDENCED BY THIS INSTRUMENT IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A WARRANT ISSUED TO THE HOLDER AND IN A COMMON STOCK PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE HOLDER. THE COMPANY AND ITS TRANSFER AGENT WILL NOT BE OBLIGATED TO RECOGNIZE OR GIVE EFFECT TO ANY TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS. A COPY OF SUCH RESTRICTIONS MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.

(iii) Upon request of the Holder and, if requested by the Company, receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the legend to be removed from any certificate or other instrument for this Warrant or Warrant Shares to be transferred.

(f) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. In lieu of any fractional Warrant Share to which the Holder would otherwise be entitled, the Company shall make a cash payment equal to the fair market value of one Warrant Share on the last trading day ending prior to the payment date multiplied by such fraction; provided that, if the making of a cash payment in lieu of the issuance of a fractional share is prohibited by Law or contract, the number of shares issued by the Company upon exercise of this Warrant shall be rounded to the nearest whole share.

(g) Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

(h) No Rights of Stockholders. The Holder shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose as a result of being a holder of this Warrant, nor shall anything contained herein be construed to confer upon the Holder, as the holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends, other distributions or subscription rights or otherwise.

(i) Transfer.

(i) Prior to the expiration of the Lock-Up Period, this Warrant may not be sold, assigned, disposed of, pledged, hypothecated, encumbered or otherwise transferred (collectively, a “Transfer”), directly or indirectly, in whole or in part, to any Person other than (A) one or more of the Holder’s Affiliates or (B) after receipt of the Company’s prior written consent.

(ii) Subject to compliance with this Section 2(i)(ii), this Warrant and all rights hereunder shall be transferable upon the books of the Company, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant and delivery of a duly executed Assignment Form in the form set forth as annex hereto (the “Assignment Form”), duly endorsed, to the office or agency of the Company described in Section 10 hereof. Upon such Transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Company

(iii) Any Transfer of the Warrants and Warrant Shares must be in compliance with the Securities Act and applicable state securities Laws and, if requested by the Company, receipt by the Company of an opinion of counsel, reasonably satisfactory to the Company that such Transfer is in compliance with the Securities Act and applicable state securities Laws. Following any Transfer, any such Warrants subject to a Transfer shall at all times remain subject to the terms and restrictions set forth in this Warrant. The Company shall not be required to effect any registration of Transfer or exchange of a Warrant which shall result in the issuance of a warrant certificate for a fraction of a Warrant. The terms contained in this Section 2(i) are in addition to, and not in limitation of, any restrictions on Transfer of the Warrants set forth in the Purchase Agreement.

3. Certain Representations and Agreements.

(a) The Company represents and warrants that this Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b) The Company further represents, covenants and agrees that all Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all liens and charges (other than liens or charges created by the Holder, except as otherwise provided herein, or Transfer Taxes that are not the obligation of the Company pursuant to Section 5(b)).

(c) The Company further covenants and agrees that during the Exercise Term, the Company will at all times have authorized and reserved (as unissued or held in treasury) a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant. The Company will procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which shares of Common Stock are then listed or traded.

(d) The Company covenants and agrees that the Company shall take all such reasonable actions as may be necessary to ensure that all Warrant Shares are issued without violation by the Company of any applicable Law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise, except to the extent that any such violation would not materially or adversely affect the ability of the Holder to exercise its rights hereunder or the Company to perform its obligations hereby.

(e) The Holder expressly warrants that it (i) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act), (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable, (iii) is able to bear the economic risk and at the present time is able to afford a complete loss of such investment, and (iv) understands that the Warrant may not ever be exercisable.

(f) The Company further covenants and agrees that it shall not amend or modify any provision of the Certificate of Incorporation or bylaws of the Company in any manner that would materially and adversely affect the powers, preferences or relative participating, optional or other special rights of the Common Stock in a manner which would disproportionately and adversely affect the rights of the Holder.

4. Adjustments and Other Rights. The Warrant Exercise Price, Warrant Share Number and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows (including, for the avoidance of doubt, as a result of any events listed in Section 4(a) through (c) below that occur while this Warrant is outstanding); provided, that no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication.

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) pay or make a dividend or make a distribution on its Common Stock payable in shares of Common Stock (which, for the avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the Warrant Share Number at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, upon exercise of the Warrant, shall be entitled to purchase the number of shares of Common Stock which such Holder would have owned or been entitled to receive in respect of the Warrant Shares after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Warrant Exercise Price in effect at the time of record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the Warrant Share Number immediately before the adjustment determined pursuant to the immediately preceding sentence and (2) the Warrant Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new Warrant Share Number determined pursuant to the immediately preceding sentence.

(b) Distributions.

(i) If the Company shall fix a record date for the making of a dividend or other distribution (by spin-off or otherwise) to all holders of shares of Common Stock (other than in cash) in other securities of the Company (including rights), evidences of indebtedness of the Company or any other Person or any other property (including securities or evidences of indebtedness of a subsidiary), or any combination thereof, excluding (i) dividends or distributions subject to adjustment pursuant to Section 4(a), and (ii) dividends or distributions of rights in connection with the adoption of a stockholder rights plan in customary form (including with respect to the receipt of such rights in respect of shares of Common Stock (including Warrant Shares) issued subsequent to the initial dividend or distribution of such rights), then in each such case, the Warrant Share Number in effect immediately prior to such record date shall be increased by multiplying such Warrant Share Number by a fraction, the numerator of which is the Market Price per share of Common Stock on such record date and the denominator of which is the Market Price per share of Common Stock on such record date less the Distribution Fair Market Value of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution); such adjustment shall be effective as of the record date for such dividend or distribution. In the event of such adjustment, the Warrant Exercise Price shall be decreased by multiplying such Warrant Exercise Price by a fraction, the numerator of which is the Warrant Share Number immediately prior to such adjustment, and the denominator of which is the new Warrant Share Number determined in accordance with the immediately preceding sentence. Notwithstanding the foregoing, in the event that the Distribution Fair Market Value of the securities and/or any other property, as applicable, to be so paid or distributed in such dividend or distribution in respect of one share of Common Stock (in each case as of the record date of such dividend or distribution) is equal to or greater than the Market Price per share of Common Stock on such record date, then proper provision shall be made such that upon exercise of this Warrant, the Holder shall receive, in addition to the applicable Warrant Shares, the amount and kind of such securities and/or any other property such Holder would have received had such Holder exercised this Warrant immediately prior to such record date.

(ii) For purposes of the foregoing subsection (i), to the extent that such dividend or distribution in question is ultimately not so made or not made in full, the Warrant Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board of Directors of the Company determines not to make such dividend or distribution to the Warrant Exercise Price that would then be in effect and the number of Warrant Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed or had been fixed for the dividend or distribution actually made, as applicable.

(c) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 4(a)), in each case, as a result of which Common Stock would be converted into, or exchanged for, stock, other securities or property (including cash or any combination thereof), notwithstanding anything to the contrary contained herein, (i) the Company shall notify the Holder in writing of such Business Combination or reclassification as promptly as practicable (but in no event later than five (5) Business Days prior to the effectiveness thereof), and (ii) the Holder’s right to receive Warrant Shares upon exercise of this Warrant during the Exercise Term shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash or any combination thereof) that the number of shares of Common Stock equal to the Warrant Share Number immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification; and in any such case, if applicable, the provisions set forth herein with respect to the rights and interests thereafter of the Holder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to the Holder’s right to exercise this Warrant in exchange for any shares of stock or other securities or property pursuant to this paragraph. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Holder shall have the right at the same time to make the same election with respect to the number of shares of stock or other securities or property which the Holder will receive upon exercise of this Warrant by providing a written notice of such election to the Company.

(d) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (1/10th) of a share, as the case may be. No adjustment in the Warrant Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(e) Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (1) the provisions of this Section 4 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (2) the Holder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event (or if later, the calculation of the Distribution Fair Market Value, if applicable) (i) issuing to such Holder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment and (ii) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock; provided, that the Company upon request shall promptly deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares (or other property, as applicable), and such cash, upon (and subject to) the consummation of such event (or completion of such calculation).

(f) Statement Regarding Adjustments. Whenever the Warrant Exercise Price or the Warrant Share Number shall be adjusted as provided in this Section 4, the Company shall as promptly as practicable prepare and make available to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Warrant Exercise Price that shall be in effect and the Warrant Share Number after such adjustment.

(g) Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Warrant Exercise Price made hereunder would reduce the Warrant Exercise Price to an amount below par value of the Common Stock, then such adjustment in Warrant Exercise Price made hereunder shall reduce the Warrant Exercise Price to the par value of the Common Stock.

(h) Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, free and clear of all liens, and shall use its reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

5. Taxes.

(a) Withholding. The Company and its paying agent shall be entitled to deduct and withhold Taxes on all payments and distributions (or deemed distributions) with respect to the Warrants (or upon the issuance or exercise thereof) to the extent required by applicable Law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Warrant as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a Governmental Authority on account of Taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a Warrant or upon the issuance or exercise thereof, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such Warrant, any Warrant Shares otherwise required to be issued upon the exercise of such Warrant or any amounts otherwise payable in respect of Warrant Shares received upon the exercise of such Warrant, or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts. Prior to deducting or withholding any amount, the Company shall, pursuant to a written request of the Holder, give the Holder a reasonable opportunity to provide any form or certificate to reduce or eliminate any withholding or deduction described in this Section 5(a). The Company shall assist, at the Holder’s reasonable request and expense, the Holder in securing on its behalf any available refunds and reductions of, and exemptions from, withholding Taxes and making any filings, applications or elections to obtain any refund, reduction or exemption from such withholding taxes. Notwithstanding anything to the contrary in this Section 5(a), the Company shall not withhold or deduct any amount on any payment or distribution (or deemed distribution) with respect to a Warrant or Warrant Shares if it receives (or has previously received) a duly executed, valid, accurate and properly completed IRS Form W-9 from a Holder of such Warrant or Warrant Shares.

(b) Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on or with respect to (x) the issue of Warrants and (y) the issue of Warrant Shares pursuant to the exercise of a Warrant. However, in the case of the exercise of a Warrant, the Company shall not be required to pay any Transfer Tax that may be payable in respect of (or as a result of) the issue or delivery (or any Transfer Tax involved in the issue or delivery) of Warrant Shares to a Person other than the Holder of such Warrant immediately prior to its exercise, and no such issue or delivery shall be made to a Person other than the Holder of such Warrant unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

6. Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Action” means any action, arbitration, audit, examination, investigation, inquiry, proceeding, hearing, litigation, arbitration or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, any Governmental Authority.

“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date of this Warrant, and as from time to time amended, modified, supplemented or restated in accordance with its terms and pursuant to applicable Law.

“Clinical Trial” means any clinical trial, which is any experiment in which a drug is administered or dispensed to, or used involving, one or more human subjects, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Phase 4 Clinical Trial.

“Closing Note” means the promissory note of CinPax, LLC for a principal amount of $4,000,000, dated as of July 22, 2022.

“Common Stock” means the Class A common stock, $0.01 par value, of the Company.

“Company” has the meaning specified in the preamble hereof.

“Competition Laws” has the meaning specified in Section 2(a) hereof.

“Compound” means TTP399, an oral, small molecule liver selective glucokinase activator.

“Distribution Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors of the Company consistent with the advice received from a nationally recognized independent investment banking firm retained by the Company for this purpose evidenced by a certified resolution of the fair market value from the Board of Directors of the Company delivered as promptly as practicable to the Holder. For the avoidance of doubt, the Distribution Fair Market Value of cash shall be the amount of such cash and the Distribution Fair Market Value of a security shall be the Market Price of such security.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Term” has the meaning specified in Section 1 hereof.

“Exit Event” means, directly or indirectly, (a) a consolidation, merger or similar business combination in which the holders of voting securities of the Company immediately prior thereto are not the holders of a majority in interest of the voting securities of the surviving Person in such transaction, (b) any Person or group becomes the Beneficial Owner of 50% or more of the outstanding voting securities of the Company (other than any such Beneficial Owners as of the date hereof), (c) a sale of all or substantially all of the assets related to the Product or (d) an exclusive (including as to the Company and its Affiliates) license to all of Company’s and its Affiliates’ rights to develop, commercialize and manufacture the Product throughout the United States, in each case of the foregoing clauses (a)-(d), other than any such transaction solely involving the Company or one or more of its wholly-owned subsidiaries.

“FDA Approval” means the approval of the United States Food and Drug Administration necessary for the marketing, distribution in interstate commerce and sale of the Product in the United States.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department or other entity and any court, arbitrator or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government, or (f) regulatory or self-regulatory organization (including the Nasdaq Capital Market and the Financial Industry Regulatory Authority).

“Holder” means the Person or Persons who shall from time to time own this Warrant.

“HSR Act” has the meaning specified in Section 2(a) hereof.

“Laws” means any foreign, federal, state and local laws, statutes, ordinances, rules, regulations, orders, judgments, injunctions and decrees.

“Lock-Up Period” means the period from the date of the Purchase Agreement until December 31, 2024 (or, if earlier, the date of receipt of FDA Approval).

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the principal exchange or market on which the Common Stock or such security, as applicable, is so listed or quoted or, if the Common Stock or such other security is not so publicly traded, such fair market value as determined by the Board consistent with the advice received from a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.

“Phase 1 Clinical Trial” means a Clinical Trial that is designed in a manner that is generally consistent with 21 CFR § 312.21(a).

“Phase 2 Clinical Trial” means a Clinical Trial that is designed in a manner that is generally consistent with 21 CFR § 312.21(b).

“Phase 3 Clinical Trial” means a Clinical Trial that is designed in a manner that is generally consistent with 21 CFR § 312.21(c).

“Phase 4 Clinical Trial” means any post-marketing approval clinical study, whether initiated by a Party or at the request of any Governmental Authority, to delineate additional information about the Product’s risks, benefits, and optimal use.

“Product” means that certain pharmaceutical product that is formulated as a tablet for oral administration and contains either four hundred (400) or eight hundred (800) milligrams of the Compound as the sole active pharmaceutical ingredient to the extent administered in a Clinical Trial, or approved, for treatment of Type 1 diabetes.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, employees, attorneys, accountants and financial advisors.

“Securities Act” has the meaning specified under the legend hereto.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes include all income or profits taxes (including U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes and workers’ compensation charges.

“Warrant” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions hereof.

“Warrant Exercise Price” means $0.7198, subject to adjustment as set forth herein.

“Warrant Share Number” means 1,200,000, subject to adjustment as set forth herein.

“Warrant Shares” means, subject to Section 4(c), the shares of Common Stock issuable upon exercise of this Warrant.

7. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Holder.

8. No Impairment; Regulatory Compliance and Cooperation. The Company shall not take any action for the purpose of impairing the rights of the Holder under this Warrant, including, without limitation, amending its charter documents or through any reorganization, reclassification, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other similar voluntary action and will at all times in good faith assist in the carrying out of all the terms of this Warrant and in the taking of all such actions as may be reasonably necessary or appropriate to protect the rights of the Holder against impairment.

9. Governing Law; Venue and Dispute Resolution.

(a) This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law that could mandate the application of the laws of another jurisdiction.

(b) Any dispute, controversy, or claim arising out of or relating to this Warrant (and any subsequent amendments thereof), or the breach, termination, or validity thereof, and any question of the Arbitral Tribunal’s jurisdiction or the existence, scope or validity of this arbitration agreement or the arbitrability of any claim (each a “Dispute”), shall be resolved by final and binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect at the time (the “Rules”), except as modified herein.

(c) The seat of arbitration shall be New York, New York, and the arbitration shall be conducted in the English language.

(d) There shall be three arbitrators (the “Arbitral Tribunal”), of whom the claimant and respondent each will select one within thirty (30) Business Days of the receipt by the respondent of a copy of the demand for arbitration. If either the claimant or respondent fails to appoint an arbitrator within the time periods specified herein, such arbitrator shall be appointed by the AAA. The two arbitrators so appointed shall nominate the third and presiding arbitrator (the “Chair”) within thirty (30) Business Days of the appointment of the second arbitrator. In the event that the two party-appointed arbitrators fail to reach an agreement on a Chair within thirty (30) Business Days of their appointment, then the AAA shall appoint the Chair.

(e) The arbitration, and any decisions and awards arising thereunder, will be subject to the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

(f) Any arbitration hereunder shall be confidential, and the parties and their Representatives agree not to disclose to any third party: (i) the existence or status of the arbitration; or (ii) any information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.

(g) In addition to monetary damages, the Arbitral Tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Warrant.

(h) The award of the Arbitral Tribunal shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any Disputes presented to the Arbitral Tribunal. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.

(i) The Arbitral Tribunal shall have the power to award attorneys’ fees, costs and related expenses, as well as the costs of the arbitration, to such extent and to such parties as it sees fit.

(j) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitrator shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Arbitral Tribunal’s orders to that effect.

(k) The parties consent and submit to the non-exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, New York County in the State of New York (the “New York Courts”), to compel arbitration or for interim or provisional remedies in aid of arbitration and for the enforcement of any arbitral award rendered hereunder. In any such action: (i) each party hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (ii) each party hereby irrevocably waives personal service of process and consents to process being served by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service will constitute good and sufficient service of process and notice thereof; nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law; and (iii) each party waives any right to trial by jury in any court. Furthermore, nothing herein shall affect the parties’ right to bring legal action or proceedings to enforce an arbitral award in any other court of competent jurisdiction.

10. Notices. All notices, requests, consents and other communications under this Warrant to either party must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) transmitted via email (including via attached .pdf document) to the email address set out below or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested; in each case to the following addresses or email of the individual (by name or title) designated below (or to such other address, email or individual as a party may designate by notice to the other parties):

(a)	If to the Company:

vTv Therapeutics, LLC

Richard Nelson

3980 Premier Dr., Suite 310

High Point, NC 27265

Email:          rnelson@vtvtherapeutics.com

Attention:    Chief Executive Officer

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Email:         peter.serating@skadden.com

                     michael.zeidel@skadden.com

Attention:    Peter D. Serating

  Michael J. Zeidel

(b)	If to the Holder:

CinRx Pharma, LLC

5375 Medpace Way

Cincinnati, Ohio 45227

Email:          s.ewald@medpace.com

Attention:    General Counsel

with a copy (which will not constitute notice) to:

Thompson Hine LLP

312 Walnut Street, Suite 2000

Cincinnati, Ohio 45202-4024

Email:          Louis.Solimine@thompsonhine.com

                     Naveen.Pogula@thompsonhine.com

Attention:    Louis Solimine

                    Naveen Pogula

11. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(i) with respect to the Holder).

12. Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.

13. Interpretation. When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof” when used in this Warrant shall refer to the date of this Warrant. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (unless otherwise required by Law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Signature pages follow]

IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: July 22, 2022.	VTV THERAPEUTICS INC.

	By:	/s/ Richard S. Nelson
	Name:	Richard S. Nelson
	Title:	Interim Chief Executive Officer

[Signature Page to Warrant]

Agreed and Acknowledged:

CINRX PHARMA, LLC

By:	/s/ Jon Isaacsohn
Name: Jon Isaacsohn
Title: Chief Executive Officer

[Signature Page to Warrant]

EXERCISE FORM

(To be executed by the registered holder hereof)

The undersigned registered owner of this Warrant hereby irrevocably elects to exercise the right to purchase represented by the attached Warrant for, and to purchase thereunder,                      shares of Common Stock, par value $0.01 per share (the “Common Stock”), of VTV THERAPEUTICS INC., a Delaware corporation (the “Company”), as provided for therein, and in consideration therewith hereby agrees, as indicated below, to pay the Warrant Exercise Price by either (A) tendering in cash, either by certified or cashier’s check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company, (B) by means of cashless exercise (as specified in Sections 2(b) and (c) of the Warrant), or (C) some combination of the foregoing, in each case in accordance with the terms and conditions of the attached Warrant. All capitalized terms used but not defined in this exercise form shall have the meanings ascribed thereto in the attached Warrant.

Method of Exercise (please initial the applicable blank):

            The undersigned elects to exercise the attached Warrant by means of a cash payment, and tenders herewith payment in full for the purchase price of the shares of Common Stock being purchased, together with all applicable Transfer Taxes, if any.

            The undersigned elects to exercise the attached Warrant pursuant to the cashless exercise provisions described in Section 2(b) and (c) of the Warrant.

            The undersigned elects to exercise the attached Warrant by means of a partial payment in cash combined with a cashless exercise for the remainder, to be allocated as follows:

            % Cash payment

            % Cashless exercise

Please issue a certificate or certificates representing the applicable number of Warrant Shares issuable pursuant to the Warrant in the name of the undersigned.

If said number of shares of Common Stock shall not be all the shares of Common Stock issuable upon exercise of the attached Warrant, a new Warrant is to be issued in the name of the undersigned for the balance remaining of such shares of Common Stock less any fraction of a share of Common Stock paid in cash.

Dated:	Name of Holder

Signature

Address

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ASSIGNMENT FORM

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto              the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint             , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

PARTIAL ASSIGNMENT

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto              the right to purchase shares of the Common Stock issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint             , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature

Address

FOR USE BY THE ISSUER ONLY:

This Warrant No. W-1 cancelled (or transferred or exchanged) this day of             , 20__,                      shares of Common Stock issued therefor in the name of                     , Warrant No. W-1 issued for shares of Common Stock in the name of                     .

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